Lexmark reports fourth quarter and full year results

  Fourth quarter non-GAAP EPS exceeded October guidance range
  Fourth quarter revenue in line with guidance
  2015 Core revenue grew 6 percent year to year at constant currency
  Experiencing positive interest in strategic alternatives process
  2016 restructuring expected to generate annualized pretax savings of approximately $100 million
  Announced next generation of color lasers and smart MFPs integrated with new Kofax Onboarding Agility

Lexington, Ky. – Feb. 23, 2016 – Lexmark International, Inc. today announced financial results for the fourth quarter and full year of 2015.

“Lexmark had a good fourth quarter. We more than doubled fourth quarter Enterprise Software non-GAAP operating income margin year to year to 24 percent, and delivered full year MPS revenue growth for the 16th consecutive year,” said Paul Rooke, Lexmark chairman and chief executive officer. “Our Higher Value Solutions now comprise more than 40 percent of Core revenue and grew 26 percent in constant currency.

“We continue to focus on the growth and transformation of the company. In January, we announced Lexmark’s next generation of A4 color lasers and smart MFPs, which are optimized for MPS and business process solutions,” added Rooke. “In fact, these devices are already integrated with Lexmark’s recently announced Kofax Onboarding Agility solution, which automates and streamlines new customer onboarding processes.

“At the same time we are continuing our exploration of strategic alternatives and are very pleased with the progress being made, including the positive interest we are receiving,” Rooke added. “During this process, we remain squarely focused on the execution of our strategy, our commitment to our customers, partners, suppliers and employees and driving value for our shareholders. Last week, we demonstrated our ongoing commitment to rewarding our shareholders with the announcement of our 18th consecutive quarterly dividend.”

Fourth Quarter Results

  Fourth quarter revenue and EPS reflect strong Enterprise Software growth and margin expansion, offset by the strong U.S. dollar and the ongoing exit of inkjet.

Revenue (millions)	4Q15	4Q14
GAAP	$969	$1,023
Adjustments	13	9
Non-GAAP	$982	$1,032

EPS	4Q15	4Q14[1]
GAAP	$(0.17)	$(0.37)
Adjustments	1.33	1.51
Non-GAAP	$1.16	$1.14

Fourth Quarter GAAP Results Year-to-Year Comparisons

  Revenue of $969 million in 2015 compares to $1.023 billion in 2014.
  Gross profit margin of 39.8 percent compares to 35.2 percent in the same period last year.
  Operating income margin was -2.4 and -2.1 percent in 2015 and 2014, respectively.
  EPS of -$0.17 in 2015 compares to -$0.37 in the same period last year.

Fourth Quarter Non-GAAP Results Year-to-Year Comparisons

  Revenue of $982 million in 2015 compares to $1.032 billion in 2014.
  Core revenue2 of $953 million declined 2 percent, up 2 percent at constant currency3.
  Gross profit margin of 42.6 percent compares to 38.9 percent in the same period last year.
  Operating income margin was 11.6 percent and 10.7 percent in 2015 and 2014, respectively.
  Adjusted EBITDA4 of $156 million in 2015 compares to $152 million in 2014.
  EPS of $1.16 in 2015 compares to $1.14 in the same period last year.

Fourth Quarter Non-GAAP Segment Revenue Year-to-Year Comparisons

  Imaging Solutions and Services (ISS)5 revenue declined 13 percent, down 10 percent at constant currency.
  Managed Print Services (MPS)6 revenue declined 4 percent, up 1 percent at constant currency.
  Non-MPS7 revenue declined 14 percent, down 10 percent at constant currency.
  Inkjet Exit8 revenue declined 50 percent, down 48 percent at constant currency.
  Enterprise Software revenue was $160 million. Excluding adjustments, Enterprise Software revenue of $174 million grew 75 percent, up 83 percent at constant currency.

Fourth Quarter Non-GAAP Higher Value Solutions Revenue Year-to-Year Comparisons

  Lexmark’s Higher Value Solutions revenue9 of $407 million grew 19 percent, up 26 percent at constant currency.
  Higher Value Solutions revenue accounted for 41 percent of total revenue, up from 33 percent in the same period in 2014.

Fourth Quarter Cash Flow

  Net cash flow provided by operating activities was $103 million.
  Free cash flow10 was $75 million.

Full Year Results

Revenue (millions)	2015	2014
GAAP	$3,551	$3,710
Adjustments	45	17
Non-GAAP	$3,596	$3,728

EPS	2015	2014[1]
GAAP	$(0.66)	$1.26
Adjustments	4.19	2.73
Non-GAAP	$3.53	$3.99

Full Year GAAP Results Year-to-Year Comparisons

  Revenue of $3.551 billion in 2015 compares to $3.710 billion in 2014.
  Gross profit margin of 39.3 percent compares to 38.0 percent in the same period last year.
  Operating income margin was -0.7 and 4.0 percent in 2015 and 2014, respectively.
  EPS of -$0.66 in 2015 compares to $1.26 in the same period last year.

Full Year Non-GAAP Results Year-to-Year Comparisons

  Revenue of $3.596 billion in 2015 compares to $3.728 billion in 2014.
  Core revenue of $3.454 billion was about flat year to year, up 6 percent at constant currency.
  Lexmark’s Annuity revenue11 of $2.4 billion comprised 68 percent of Core revenue.
  Gross profit margin of 42.0 percent compares to 40.2 percent in the same period last year.
  Operating income margin was 9.8 percent and 10.6 percent in 2015 and 2014, respectively.
  Adjusted EBITDA of $521 million in 2015 compares to $574 million in 2014.
  EPS of $3.53 in 2015 compares to $3.99 in the same period last year.

Full Year Non-GAAP Segment Revenue Year-to-Year Comparisons

  ISS revenue declined 12 percent, down 6 percent at constant currency.
  MPS revenue grew 1 percent, up 7 percent at constant currency.
  Non-MPS revenue declined 12 percent, down 7 percent at constant currency.
  Inkjet Exit revenue declined 44 percent, down 42 percent at constant currency.
  Enterprise Software revenue was $534 million. Excluding adjustments, Enterprise Software revenue of $579 million grew 85 percent, up 93 percent at constant currency.
  Deferred software revenue12 increased 61 percent year to year.
  Annualized subscription contract value13 increased 24 percent year to year.

Full Year Non-GAAP Higher Value Solutions Revenue Year-to-Year Comparisons

  Lexmark’s Higher Value Solutions revenue of $1.407 billion grew 24 percent, up 32 percent at constant currency.
  Higher Value Solutions revenue accounted for 39 percent of total revenue, up from 30 percent in the same period in 2014.

Year End Balance Sheet and Full Year Cash Flow

  Cash14 was $158 million at year end, $108 million of which was non U.S.-based.
  Net Debt15 was $903 million. Net cash flow provided by operating activities was $108 million.
  Free cash flow was -$5 million. Negative free cash flow in 2015 was driven by laser hardware and supplies softness, expenses related to the Kofax acquisition, legal settlements and restructuring.
  Also during the quarter, the company paid its 17th consecutive quarterly dividend totaling $22 million in the quarter, and $89 million for the full year 2015. Last week, the company announced its 18th consecutive quarterly dividend.

Looking Forward

Strategic Alternatives Process

  As previously announced, Lexmark’s Board of Directors has authorized the exploration of strategic alternatives to enhance shareholder value and unlock the intrinsic value created by the company.
  On the company’s third quarter 2015 earnings call, Lexmark indicated that these alternatives could include a sale of the entire company or spin-off of a portion of the company, including to either strategic or financial buyers.
  Lexmark is very pleased with both the progress and positive interest in the company’s strategic alternatives process, and is continuing its evaluation.
  Given the ongoing exploration of strategic alternatives, the company is not providing guidance, will not host a conference call with securities analysts and investors in conjunction with this release, and will remain in its quiet period.
  Lexmark does not intend to comment on the exploration process or disclose further developments until the Board approves a specific transaction or otherwise concludes the exploration of strategic alternatives. No assurance can be given of the outcome of the strategic alternatives review process, including whether any transaction will result or the associated timing or terms.

2016 Restructuring Expected to Generate Ongoing Pretax Savings of $100 Million

  Today, Lexmark is announcing a restructuring program designed to increase profitability and operational efficiency primarily in its ISS segment.
  This program optimizes the ISS structure, mainly to address the effects of the strong U.S. dollar, and it is aligned with the strategic alternatives process.
  Approximately 550 positions worldwide are expected to be eliminated over the next 12 months, a portion of these positions being shifted to low-cost countries. Currently, Lexmark has approximately 14,000 employees worldwide.
  The program is expected to generate approximately $67 million in savings for 2016 and annualized ongoing savings of approximately $100 million beginning in 2017. Lexmark expects the savings will be split between operating expense and cost of goods sold, approximately 90 percent and 10 percent, respectively.
  The total pretax cost for these actions is expected to be approximately $65 million, with $40 million incurred in 2015 and the remainder in 2016.
  The cash cost for these actions is expected to be incurred in 2016 and total $59 million.
  The total cash impact of these actions (cash cost net of cash savings) is not expected to result in a material impact on full-year 2016 free cash flow.

Next Generation Color Lasers and Smart MFPs Integrated with New Kofax Onboarding Agility

  Lexmark recently announced its next generation color printers and smart MFPs: CS700 Series Printers, CX700 Series MFPs, CS800 Series Printers and CX800 Series MFPs.
  Lexmark’s champion offering, the CX860, offers the highest toner capacity, the largest input/output capacity and the most flexible media support of any A4 color laser MFP. The CX860 rivals the capabilities of A3 products, enabling businesses to bring color production in-house.
  With a new tablet-like touchscreen interface and flexible media handling, these products are easy to use, require minimal training and enable future integration of business process solutions, such as Lexmark’s new Kofax Onboarding Agility, also announced recently.
  Kofax Onboarding Agility is a smart process application solution framework that dramatically reduces process complexity and shortens processing time to improve the onboarding experience for new customers. Onboarding Agility is ideally suited for banking, insurance, healthcare and government.

Earnings Materials

This earnings release and related earnings slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website.

About Lexmark

Lexmark (NYSE: LXK) creates enterprise software, hardware and services that remove the inefficiencies of information silos and disconnected processes, connecting people to the information they need at the moment they need it. Open the possibilities at www.Lexmark.com.

Lexmark, the Lexmark logo and Open the possibilities are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, the company’s announcement to explore strategic alternatives may not realize the anticipated benefits of enhancing shareholder value as well as such announcement potentially impacting customer decision making, including delayed or lost orders, inability to attract, retain and motivate key employees, and other business continuity; fluctuations in foreign currency exchange rates; decreased supplies consumption; excessive inventory for the company’s reseller channel; aggressive pricing from competitors and resellers; failure to successfully integrate newly acquired businesses; inability to realize all of the anticipated benefits of the company’s acquisitions; failure to manage inventory levels or production capacity; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; changes in the company’s tax provisions or tax liabilities; periodic variations affecting revenue and profitability; the failure of information technology systems, including data breaches or cyberattacks; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; business disruptions; increased competition in the aftermarket supplies business; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; ineffective internal controls; customer demands and new regulations related to conflict-free minerals; fees on the company’s products or litigation costs required to protect the company’s rights; inability to perform under managed print services contracts; terrorist acts; acts of war or other political conflicts; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; credit risk associated with the company’s customers, channel partners, and investment portfolio; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; changes in a country’s political or economic conditions; disruptions at important points of exit and entry and distribution centers; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP financial measures such as EBITDA, Adjusted EBITDA, earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” Adjusted EBITDA, earnings per share amounts and related income statement items exclude restructuring charges and project costs, acquisition and divestiture-related adjustments, pension plan actuarial gains/losses, and remediation-related adjustments. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(1)  As reported in Lexmark’s 2014 Annual Report on Form 10-K, Lexmark identified a material weakness in accounting for income taxes. As part of the company’s continued income tax accounting remediation efforts, tax revisions to correct errors have been made for prior fiscal periods, including 3Q14 and 4Q14. Revisions to GAAP EPS were as follows: 3Q14 EPS of -$0.05, 4Q14 EPS of +$0.05, and Full Year 2014 of +$0.01. Revisions to non-GAAP EPS were as follows: 3Q14 EPS of -$0.09, 4Q14 EPS of +$0.03, and Full Year 2014 of -$0.05.

(2)  Core revenue is defined as total Lexmark revenue minus Inkjet Exit revenue.

(3)  Constant currency is calculated by translating prior period results at current period exchange rates and removing related hedge gains and losses.

(4)  Adjusted EBITDA, a non-GAAP measure, is defined as net earnings plus net interest expense (income), provision for income taxes, depreciation and amortization, excluding restructuring charges and project costs, acquisition and divestiture related adjustments, pension plan actuarial gains or losses, and remediation related adjustments.

(5)   ISS is the acronym for Lexmark’s Imaging Solutions and Services segment.

(6)   MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed print services agreement.

(7)   Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(8)   Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(9)   Higher Value Solutions revenue is defined as combined MPS and Enterprise Software revenue.

(10) Free cash flow, a non-GAAP measure, is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets if applicable.

(11) Annuity revenue includes laser supplies, laser extended warranty, software subscriptions, and software maintenance for the trailing four quarters.

(12) Deferred software revenue is defined as amounts billed to customers but not yet recognized as software revenue.

(13) Annualized subscription contract value indicates value for the upcoming four quarters.

(14) Cash is defined as cash, cash equivalents and current marketable securities.

(15) Net debt or Net cash, a non-GAAP measure, is defined as Cash minus long-term and short-term debt.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31		December 31
	2015	2014	2015	2014
Revenue:
Product	$786.7	$880.3	$2,890.2	$3,203.9
Service	182.1	142.6	661.0	506.6
Total Revenue	968.8	1,022.9	3,551.2	3,710.5
Cost of revenue:
Product	476.1	561.4	1,743.9	1,931.3
Service	106.8	101.2	408.9	360.1
Restructuring-related costs	0.7	0.6	1.6	9.3
Total Cost of revenue	583.6	663.2	2,154.4	2,300.7
Gross profit	385.2	359.7	1,396.8	1,409.8

Research and development	87.3	107.3	332.2	354.5
Selling, general and administrative	278.1	270.7	1,014.1	888.2
Restructuring and related charges	42.8	3.3	75.0	17.9
Operating expense	408.2	381.3	1,421.3	1,260.6
Operating (loss) income	(23.0)	(21.6)	(24.5)	149.2

Interest expense (income), net	11.2	8.2	39.4	31.6
Other expense (income), net	0.3	2.0	3.8	4.2
(Loss) earnings before income taxes	(34.5)	(31.8)	(67.7)	113.4

(Benefit) provision for income taxes	(23.8)	(9.2)	(27.3)	33.5
Net (loss) earnings	$(10.7)	$(22.6)	$(40.4)	$79.9

Net (loss) earnings per share:
Basic	$(0.17)	$(0.37)	$(0.66)	$1.29
Diluted	$(0.17)	$(0.37)	$(0.66)	$1.26
Shares used in per share calculation:
Basic	61.9	61.6	61.6	62.0
Diluted	61.9	61.6	61.6	63.2
Cash dividends declared per common share	$0.36	$0.36	$1.44	$1.38

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	December 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$158.3	$309.3
Marketable securities	–	624.6
Trade receivables, net	434.2	424.1
Inventories	231.9	253.0
Prepaid expenses and other current assets	204.9	218.7
Total current assets	1,029.3	1,829.7

Property, plant and equipment, net	740.2	786.1
Goodwill	1,325.1	603.4
Intangibles, net	532.5	264.3
Other assets	285.3	201.0
Total assets	$3,912.4	$3,684.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$501.7	$532.8
Accrued liabilities	669.8	672.3
Total current liabilities	1,171.5	1,205.1

Long-term debt, net of unamortized issuance costs	1,061.3	696.5
Other liabilities	561.6	492.3
Total liabilities	2,794.4	2,393.9

Stockholders' equity:
Common stock and capital in excess of par	1,026.9	956.7
Retained earnings	1,292.8	1,425.0
Treasury stock, net	(1,036.7)	(1,006.4)
Accumulated other comprehensive loss	(165.0)	(84.7)
Total stockholders' equity	1,118.0	1,290.6
Total liabilities and stockholders' equity	$3,912.4	$3,684.5

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31		December 31
	2015	2014	2015	2014
Net (Loss) Earnings
GAAP	$(11)	$(23)	$(40)	$80
Restructuring charges and project costs	29	7	61	32
Acquisition, divestiture and strategic alternatives-related adjustments	46	27	187	84
Actuarial loss on pension plan	5	59	5	57
Remediation-related costs	3	–	4	–
Non-GAAP	$72	$70	$218	$253

EBITDA and Adjusted EBITDA
GAAP Net (Loss) Earnings	$(11)	$(23)	$(40)	$80
Interest expense (income), net	11	8	39	32
(Benefit) provision for income taxes	(24)	(9)	(27)	34
Depreciation and amortization	80	65	303	262
EBITDA	$57	$41	$274	$407
Restructuring charges and project costs	47	10	86	42
Acquisition, divestiture and strategic alternatives-related adjustments	39	18	144	44
Actuarial loss on pension plan	8	84	9	81
Remediation-related costs	4	–	8	–
Adjusted EBITDA	$156	$152	$521	$574

(Loss) Earnings Per Share
GAAP	$(0.17)	$(0.37)	$(0.66)	$1.26
Restructuring charges and project costs	0.47	0.12	0.99	0.51
Acquisition, divestiture and strategic alternatives-related adjustments	0.74	0.43	3.04	1.33
Actuarial loss on pension plan	0.08	0.95	0.09	0.90
Remediation-related costs	0.04	–	0.07	–
Non-GAAP	$1.16	$1.14	$3.53	$3.99

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In Millions)

(Unaudited)

		Three Months Ended		Years Ended
		December 31		December 31
		2015	2014	2015	2014
Revenue	(1)
GAAP		$969	$1,023	$3,551	$3,710
Acquisition-related adjustments	[A][B]	13	9	45	17
Non-GAAP		$982	$1,032	$3,596	$3,728

Higher Value Solutions Revenue	(2)
GAAP		$969	$1,023	$3,551	$3,710
Inkjet Exit Revenue		(29)	(58)	(143)	(257)
Non-MPS Revenue		(547)	(633)	(2,047)	(2,337)
Higher Value Solutions Revenue		$393	$332	$1,362	$1,117
Acquisition-related adjustments	[A][B]	13	9	45	17
Higher Value Solutions Revenue,
excluding acquisition-related adjustments		$407	$341	$1,407	$1,134
Constant currency adjustments		(4)	(20)	(12)	(74)
Non-GAAP, at constant currency		$403	$321	$1,394	$1,060

Core Revenue	(3)
GAAP		$969	$1,023	$3,551	$3,710
Inkjet Exit Revenue		(29)	(58)	(143)	(257)
Acquisition-related adjustments	[A][B]	13	9	45	17
Core Revenue		$953	$974	$3,454	$3,471
Constant currency adjustments		(22)	(65)	(74)	(273)
Non-GAAP, at constant currency		$931	$909	$3,380	$3,198

Enterprise Software Revenue	(4)
GAAP		$160	$90	$534	$296
Acquisition-related adjustments	[A][B]	13	9	45	17
Non-GAAP		$174	$99	$579	$313
Constant currency adjustments		–	(4)	–	(13)
Non-GAAP, at constant currency		$174	$95	$579	$300

		Three Months Ended		Years Ended
		December 31		December 31
		2015	2014	2015	2014
Annuity Revenue	(5)
GAAP		$969	$1,023	$3,551	$3,710
Inkjet Exit Revenue		(29)	(58)	(143)	(257)
Non-Annuity Revenue		(322)	(315)	(1,095)	(1,049)
Annuity Revenue		$618	$650	$2,314	$2,405
Acquisition-related adjustments		11	5	37	8
Non-GAAP		$629	$655	$2,351	$2,414

Imaging Solutions and Services ("ISS") Revenue	(6)
GAAP		$808	$933	$3,017	$3,415
Constant currency adjustments		(22)	(63)	(74)	(272)
Non-GAAP, at constant currency		$786	$870	$2,944	$3,143

Managed Print Services ("MPS") Revenue	(7)
GAAP ISS Revenue		$808	$933	$3,017	$3,415
Inkjet Exit Revenue		(29)	(58)	(143)	(257)
Non-MPS Revenue		(547)	(633)	(2,047)	(2,337)
MPS Revenue		$233	$242	$828	$821
Constant currency adjustments		(4)	(16)	(12)	(61)
Non-GAAP, at constant currency		$229	$226	$816	$761

Non-MPS Revenue	(8)
GAAP ISS Revenue		$808	$933	$3,017	$3,415
Inkjet Exit Revenue		(29)	(58)	(143)	(257)
MPS Revenue		(233)	(242)	(828)	(821)
Non-MPS Revenue		$547	$633	$2,047	$2,337
Constant currency adjustments		(18)	(45)	(61)	(199)
Non-GAAP, at constant currency		$528	$588	$1,986	$2,138

Inkjet Exit Revenue	(9)
GAAP ISS Revenue		$808	$933	$3,017	$3,415
MPS Revenue		(233)	(242)	(828)	(821)
Non-MPS Revenue		(547)	(633)	(2,047)	(2,337)
Inkjet Exit Revenue		$29	$58	$143	$257
Constant currency adjustments		–	(2)	–	(12)
Non-GAAP, at constant currency		$29	$56	$143	$245

		Three Months Ended		Years Ended
		December 31		December 31
		2015	2014	2015	2014
Deferred Software Revenue	(10)
GAAP				$197	$117
Acquisition-related adjustments				17	16
Non-GAAP				$214	$133

Net (Debt) Cash/Investments	(11)
GAAP Cash and Cash Equivalents & Marketable Securities				$158	$934
Long-term and short-term debt				(1,061)	(697)
Non-GAAP Net (Debt) Cash/Investments				$(903)	$237

Free Cash Flow	(12)
GAAP Cash Flows Provided by Operating Activities		$103	$188	$108	$423
Purchases of property, plant and equipment		(28)	(30)	(113)	(136)
Non-GAAP Free Cash Flow		$75	$158	$(5)	$287

Gross Profit
GAAP		$385	$360	$1,397	$1,410
Restructuring charges and project costs	[C][D]	1	1	2	9
Acquisition-related adjustments	[A][B]	32	22	111	62
Actuarial loss on pension plan	[E][F]	1	20	1	19
Non-GAAP		$419	$402	$1,510	$1,500

Gross Profit Margin (%)
GAAP		39.8%	35.2%	39.3%	38.0%
Restructuring charges and project costs		0.1%	0.1%	0.0%	0.2%
Acquisition-related adjustments		3.2%	2.1%	3.1%	1.7%
Actuarial loss on pension plan		0.1%	1.9%	0.0%	0.5%
Non-GAAP		42.6%	38.9%	42.0%	40.2%

Operating (Loss) Income
GAAP		$(23)	$(22)	$(25)	$149
Restructuring charges and project costs	[C][D]	48	10	88	46
Acquisition, divestiture and strategic alternatives-related adjustments	[A][B]	76	38	274	121
Actuarial loss on pension plan	[E][F]	8	84	9	81
Remediation-related costs	[G]	4	–	8	–
Non-GAAP		$114	$111	$354	$397

	Three Months Ended		Years Ended
	December 31		December 31
	2015	2014	2015	2014
Operating (Loss) Income Margin (%)
GAAP	(2.4)%	(2.1)%	(0.7)%	4.0%
Restructuring charges and project costs	4.9%	1.0%	2.5%	1.2%
Acquisition, divestiture and strategic alternatives-related adjustments	7.8%	3.7%	7.6%	3.2%
Actuarial loss on pension plan	0.9%	8.1%	0.2%	2.2%
Remediation-related costs	0.4%	–	0.2%	–
Non-GAAP	11.6%	10.7%	9.8%	10.6%

Enterprise Software Operating (Loss) Income
GAAP	$(14)	$(23)	$(88)	$(89)
Restructuring charges and project costs	5	3	21	11
Acquisition-related adjustments	51	30	177	92
Non-GAAP	$42	$11	$110	$14

Enterprise Software Operating (Loss) Income Margin (%)
GAAP	(8.5)%	(25.2)%	(16.5)%	(29.9)%
Restructuring charges and project costs	2.6%	3.2%	3.7%	3.6%
Acquisition-related adjustments	29.1%	30.3%	30.5%	29.3%
Non-GAAP	23.9%	10.7%	19.0%	4.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)

Year-to-Year Revenue growth for the three months ended December 31, 2015 was approximately -5% on a GAAP basis and -5% on a non-GAAP basis, excluding acquisition-related adjustments. Financial results in the fourth quarter of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results in the fourth quarter of 2014 include those of GNAX Health subsequent to the date of acquisition.

Year-to-year Revenue growth for the year ended December 31, 2015 was approximately -4% on a GAAP basis and -4% on a non-GAAP basis, excluding acquisition-related adjustments. Financial results of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results of 2014 include those of ReadSoft acquired in the third quarter of 2014 and those of GNAX Health acquired in the fourth quarter of 2014.

(2)

Year-to-year Higher Value Solutions Revenue growth for the three months ended December 31, 2015 was approximately 18% on a GAAP basis, 19% on a non-GAAP basis, excluding acquisition-related adjustments, and 26% on a non-GAAP basis at constant currency. Higher Value Solutions Revenue was 41% as a percentage of total GAAP Revenue and 41% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the quarter ending December 31, 2015. Higher Value Solutions Revenue was 32% as a percentage of total GAAP Revenue and 33% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the quarter ending December 31, 2014. Financial results in the fourth quarter of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results in the fourth quarter of 2014 include those of GNAX Health subsequent to the date of acquisition.

Year-to-year Higher Value Solutions Revenue growth for the year ended December 31, 2015 was approximately 22% on a GAAP basis, 24% on a non-GAAP basis, excluding acquisition-related adjustments, and 32% on a non-GAAP basis at constant currency. Higher Value Solutions Revenue was 38% as a percentage of total GAAP Revenue and 39% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the year ended December 31, 2015. Higher Value Solutions Revenue was 30% as a percentage of total GAAP Revenue and 30% as a percentage of total non-GAAP Revenue, excluding acquisition-related adjustments, for the year ended December 31, 2014. Financial results of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results of 2014 include those of ReadSoft acquired in the third quarter of 2014 and those of GNAX Health acquired in the fourth quarter of 2014.

(3)

Year-to-year Revenue growth for the three months ended December 31, 2015 was approximately -5% on a GAAP basis, -2% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments, and 2% on a non-GAAP basis at constant currency. Financial results in the fourth quarter of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results in the fourth quarter of 2014 include those of GNAX Health subsequent to the date of acquisition.

Year-to-year Revenue growth for the year ended December 31, 2015 was approximately -4% on a GAAP basis, 0% on a non-GAAP basis, excluding Inkjet Exit and acquisition-related adjustments, and 6% on a non-GAAP basis at constant currency. Financial results of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results of 2014 include those of ReadSoft acquired in the third quarter of 2014 and those of GNAX Health acquired in the fourth quarter of 2014.

(4)

Year-to-year Enterprise Software Revenue growth for the three months ended December 31, 2015 was approximately 78% on a GAAP basis, 75% on a non-GAAP basis, excluding acquisition-related adjustments, and 83% on a non-GAAP basis at constant currency. Financial results in the fourth quarter of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results in the fourth quarter of 2014 include those of GNAX Health subsequent to the date of acquisition.

Year-to-year Enterprise Software Revenue growth for the year ended December 31, 2015 was approximately 81% on a GAAP basis, 85% on a non-GAAP basis, excluding acquisition-related adjustments, and 93% on a non-GAAP basis at constant currency. Financial results of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results of 2014 include those of ReadSoft acquired in the third quarter of 2014 and those of GNAX Health acquired in the fourth quarter of 2014.

(5)

Annuity Revenue was 64% as a percentage of total GAAP Revenue and Annuity Revenue, excluding acquisition-related adjustments, was 66% as a percentage of total Core Revenue for the three months ended December 31, 2015. Financial results in the fourth quarter of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results in the fourth quarter of 2014 include those of GNAX Health subsequent to the date of acquisition.

Annuity Revenue was 65% as a percentage of total GAAP Revenue and Annuity Revenue, excluding acqusition-related adjustments, was 68% as a percentage of total Core Revenue for the trailing four quarters ending December 31, 2015. Financial results of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results of 2014 include those of ReadSoft acquired in the third quarter of 2014 and those of GNAX Health acquired in the fourth quarter of 2014.

(6)	Year-to-year ISS Revenue growth for the three months ended December 31, 2015 was approximately -13% on a GAAP basis and -10% on a non-GAAP basis at constant currency.

Year-to-year ISS Revenue growth for the year ended December 31, 2015 was approximately -12% on a GAAP basis and -6% on a non-GAAP basis at constant currency.

(7)	Year-to-year MPS Revenue growth for the three months ended December 31, 2015 was approximately -4% on a GAAP basis and 1% on a non-GAAP basis at constant currency.

Year-to-year MPS Revenue growth for the year ended December 31, 2015 was approximately 1% on a GAAP basis and 7% on a non-GAAP basis at constant currency.

(8)	Year-to-year Non-MPS Revenue growth for the three months ended December 31, 2015 was approximately -14% on a GAAP basis and -10% on a non-GAAP basis at constant currency.

Year-to-year Non-MPS Revenue growth for the year ended December 31, 2015 was approximately -12% on a GAAP basis and -7% on a non-GAAP basis at constant currency.

(9)	Year-to-year Inkjet Exit Revenue growth for the three months ended December 31, 2015 was approximately -50% on a GAAP basis and -48% on a non-GAAP basis at constant currency.

Year-to-year Inkjet Exit Revenue growth for the year ended December 31, 2015 was approximately -44% on a GAAP basis and -42% on a non-GAAP basis at constant currency.

(10)

Year-to-year Deferred Software Revenue growth for the year ended December 31, 2015 was approximately 68% on a GAAP basis and 61% on a non-GAAP basis, excluding acquisition-related adjustments. Financial results of 2015 include those of Claron acquired in the first quarter of 2015 and those of Kofax acquired in the second quarter of 2015. Financial results of 2014 include those of ReadSoft acquired in the third quarter of 2014 and those of GNAX Health acquired in the fourth quarter of 2014.

(11)	Net Debt or Net Cash/Investments, a non-GAAP measure, is defined as cash, cash equivalents and marketable securities minus long-term and short-term debt.

(12)

Free Cash Flow, a non-GAAP measure, is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets, if applicable.

[A]

Amounts for the three months ended December 31, 2015, include total acquisition-related adjustments of $76.4 million with $13.5 million, $18.2 million, $0.4 million and $44.3 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $43.5 million of acquisition-related expenses, $0.6 million of divestiture-related expenses and $0.2 million of strategic alternatives-related adjustments.

Amounts for the year ended December 31, 2015, include total acquisition-related adjustments of $274.2 million with $45.0 million, $65.8 million, $1.3 million and $162.1 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $160.6 million of acquisition-related expenses, $1.3 million of divestiture-related expenses and $0.2 million of strategic alternatives-related expenses.

[B]

Amounts for the three months ended December 31, 2014, include total acquisition and divestiture-related adjustments of $38.1 million with $9.2 million, $12.7 million, $0.2 million and $16.0 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $16.1 million of acquisition-related expenses and $(0.1) million of divestiture-related reversals.

Amounts for the year ended December 31, 2014, include total acquisition and divestiture-related adjustments of $120.8 million with $17.1 million, $45.2 million, $0.8 million and $57.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $56.0 million of acquisition-related expenses and $1.7 million of divestiture-related expenses.

[C]

Amounts for the three months ended December 31, 2015, include total restructuring charges and project costs of $48.2 million with $0.7 million and $4.7 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to $42.8 million in Restructuring and related charges.

Amounts for the year ended December 31, 2015, include total restructuring charges and project costs of $88.2 million with $1.6 million and $11.6 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $75.0 million in Restructuring and related charges.

[D]

Amounts for the three months ended December 31, 2014, include total restructuring charges and project costs of $10.4 million with $0.6 million and $6.5 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $3.3 million in Restructuring and related charges.

Amounts for the year ended December 31, 2014, include total restructuring charges and project costs of $45.8 million with $9.3 million and $18.6 million included in Restructuring-related costs and Selling, general and administrative, respectively, in addition to the $17.9 million in Restructuring and related charges.

[E]

Amounts for the three months ended December 31, 2015, include actuarial loss on pension plan of $8.4 million with $1.2 million, $6.2 million and $1.0 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

Amounts for the year ended December 31, 2015, include actuarial loss on pension plan of $8.7 million with $1.3 million, $6.3 million and $1.1 million included in Cost of revenue, Research and development and Selling, general and administrative, respectively.

[F]

Amounts for the three months ended December 31, 2014, include actuarial loss on pension plan of $83.7 million with $19.5 million, $22.2 million and $42.0 million included in Cost of revenue, Research and development and Selling, general and administrative.

Amounts for the year ended December 31, 2014, include actuarial loss on pension plan of $80.8 million with $18.9 million, $21.0 million and $40.9 million included in Cost of revenue, Research and development and Selling, general and administrative.

[G]	Amounts for the three months ended December 31, 2015 include remediation-related costs of $4.3 million, included in Selling, general and administrative.

Amounts for the year ended December 31, 2015 include remediation-related costs of $7.5 million, included in Selling, general and administrative.

Appendix 1

Note: Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Effective first quarter 2015, the Company is using a constant non-GAAP tax rate, which management believes reflects the long-term average tax rate based on our international structure and geographic distribution of earnings. In addition, the Company is also using constant currency which removes estimated currency rate impacts and related hedge gains and losses from key performance indicators, which management believes facilitates a better understanding of trends in our business. Adjustments to GAAP results in determining non-GAAP results fall into the categories that are described below:

1) Restructuring charges and project costs

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related, divestiture-related and strategic alternatives-related adjustments

In connection with acquisitions, divestitures and the exploration of strategic alternatives management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, stock based compensation expense related to replacement awards issued to employees of acquired companies and costs of retention bonus programs for the senior management of acquired companies. Integration costs may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company and non-cash charges related to certain assets which are abandoned as systems are integrated across the combined entity. Acquisition and integration expenses also include costs associated with the Company’s rebranding announcement in April 2015 as well as related non-cash charges for the abandonment of certain obsolete marketing assets. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and expenses which would not have been incurred otherwise. In 2013 the Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a subsidiary, intellectual property and other assets, and transition services. In addition, the Company has incurred costs related to the divestiture, such as employee travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded the income and expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

e. Strategic alternative-related adjustments

In connection with the exploration of strategic alternatives, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain expenses which would not have been incurred otherwise. In 2015, the Company announced that its Board of Directors authorized the exploration of strategic alternatives to unlock shareholder value. The Company has incurred costs related to the exploration of strategic alternatives, and anticipates incurring additional related costs such as legal and accounting fees, employee travel expenses and compensation, and consulting costs. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

3) Actuarial gain/loss on pension plan

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for mark-to-market (“MTM”) asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance. MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

4) Remediation-related adjustments

The Company implemented various remedial actions to address previously identified material weaknesses in internal control over accounting for income taxes. In connection with its remediation actions, the Company incurs expenses that would not have been incurred otherwise. The remediation-related costs include professional fees associated with the remediation actions being taken. These costs are incremental to normal operating charges and are expensed as incurred. Management excluded these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

Tax effects of non-GAAP adjustments

Effective this first quarter of 2015, Lexmark is using a constant non-GAAP tax rate of 30%, which management believes reflects the long-term average tax rate based on our global supply chain, including our geographic distribution of earnings. The long-term average rate is calculated after excluding the tax effect of the non-GAAP items described above. Further, the non-GAAP tax rate removes the variability introduced by discrete events such as tax law changes, tax authority settlements and other non-recurring items.  The Company believes the long-term non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency, facilitating a meaningful comparison across periods.  This rate is subject to change over time for various reasons, including material changes in our geographic business mix, acquisitions and/or modifications to statutory tax rates.

Constant Currency

Lexmark presents certain measures, such as period-over-period revenue growth and operating income, on a constant currency basis, which excludes the effects of foreign currency translation. Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, Lexmark’s management uses these measures on a constant currency basis to evaluate period-over-period operating performance. Measures presented on a constant currency basis are calculated by translating prior period results at current period exchange rates and removing related hedge gains and losses.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.